EXHIBIT 99.1
Yext CEO Withdraws Non-Binding Acquisition Proposal;
Company Intends to Repurchase $150 Million of Common Stock Through Self-Tender Offer

NEW YORK -- (BUSINESS WIRE) -- February 2, 2026 -- Yext, Inc. (NYSE: YEXT), the leading brand visibility platform, today announced that Michael Walrath, its Chief Executive Officer and Chairman of the Board of Directors, has withdrawn his previously announced proposal to acquire all outstanding shares of the Company not already owned by him at a price of $9.00 per share in cash. Mr. Walrath informed the Board of Directors that he would not be able to obtain the necessary financing at the price set forth in his proposal. Mr. Walrath further assured the Board of Directors that he remains committed to leading Yext as its Chief Executive Officer, and the Board of Directors remains confident in Mr. Walrath’s ability to do so.

As previously announced in August 2025, Yext’s Board of Directors formed a Special Committee of independent directors to evaluate Mr. Walrath’s proposal, as well as any other strategic alternatives that may be available. In consultation with its financial and legal advisors, the Special Committee conducted a comprehensive review of a broad range of potential options to return capital to Yext’s stockholders and made recommendations to the Board of Directors.

After extensive evaluation and deliberation, the Special Committee approved a “Dutch auction” self-tender of $150 million of its common stock, with specific amount and pricing of the self-tender to be determined based on market conditions and stock prices at the time when the self-tender is launched. The self-tender is expected to commence in February 2026. Yext may draw on debt financing to fund the anticipated tender offer.

Mr. Walrath noted that “I am very bullish on the future of the Yext business as AI continues to re-write the rules of Brand Visibility and discovery. I also believe in our global team and am excited to continue to lead the Company as it executes its strategy.”

The tender offer is expected to be subject to certain conditions, including a financing condition, each of which must be satisfied prior to the expiration time of the tender offer in order to ultimately consummate the tender offer. Further details on the self-tender will be included in filings with the SEC at the time of its commencement.

About Yext
Yext (NYSE: YEXT) is the leading brand visibility platform, built for a world where discovery and engagement happen everywhere - across AI search, traditional search, social media, websites, and direct communications. Powered by over 2 billion trusted data points and a suite of integrated products, Yext provides brands the clarity, control, and confidence to perform across digital channels. From real-time insights to AI-driven recommendations and execution at scale, Yext turns a brand's digital presence into a competitive advantage. Thousands of leading brands rely on Yext to stay visible, stay ahead, and grow. To learn more about Yext, visit Yext.com or follow us on LinkedIn and X.

Forward-Looking Statements
This press release includes "forward-looking statements" including, without limitation, statements regarding Yext's expectations, beliefs, intentions, or strategies regarding the future, including Yext’s future prospects and the effect of AI on the industry, the effects, benefits, and challenges of a potential tender offer, statements regarding the structure, terms and timing of such tender offer, including any related debt financing, and statements regarding Yext’s expected financial performance. You can identify forward-looking statements by the use of terminology such as "believe", "expect", "will", "should," "could", "estimate", "anticipate" or similar forward-looking terms. These statements are based upon current beliefs and are subject to many risks and uncertainties that could cause actual results to differ materially from these statements. The following factors, among others, could cause or contribute to such differences: the risk that required approvals for the potential tender offer are not obtained; uncertainties as to the timing and the ability to consummate the tender offer; possible disruption related to such transactions to Yext’s current plans and operations; and other risks and uncertainties detailed in the periodic reports that Yext files with the SEC, including Yext’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. All forward-looking statements are based on information available to Yext on the date hereof, and Yext assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Certain Information Regarding the Tender Offer
The description contained herein is for informational purposes only and is not a recommendation, an offer to buy or the solicitation of an offer to sell any shares of Yext’s common stock. A tender offer for the outstanding shares of

EXHIBIT 99.1
Yext’s common stock has not commenced. If a tender offer is commenced, if ever, Yext will file or cause to be filed a Tender Offer Statement on Schedule TO with the SEC. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other tender offer documents) will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Yext’s stockholders at no expense to them through Yext’s website at investors.Yext.com. In addition, those materials (and any other documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.